Exhibit 99
Southcoast Financial Corporation Reports Third Quarter, Nine Month 2011 Results

Mt. Pleasant, S.C., October 27, 2011 -- Southcoast Financial Corporation (NASDAQ: SOCB) today announced unaudited financial results for the nine months and quarter ended September 30, 2011.  The Company’s subsidiary bank maintained strong capital levels while continuing to focus on balance sheet quality by appropriately reserving for loan losses.  The bank has made significant progress replacing wholesale funding with core deposits, which present additional opportunities for revenue and product expansion.

In third quarter 2011, Southcoast reported a net loss of $2.97 million or $0.56 per diluted share compared with net income of $336,000 or $0.07 per diluted share in third quarter 2010. For the nine months of 2011, the company reported a net loss of $11.68 million or $2.21 per diluted share compared with net income of $1.08 million or $0.21 per diluted share in the nine months of 2010.

The Company’s net loss primarily reflects an increase in provision for loan losses. In the third quarter of 2011, the loan loss provision was $2.98 million compared with $325,000 in the third quarter of 2010. For the nine months ended September 30, 2011, the company recorded a loan loss provision of $6.62 million compared with $2.13 million in the nine months ended September 30, 2010.  Also included in the nine months ended September 30, 2011 results was income tax expense of $4.40 million, the result of a full valuation allowance taken on the Company’s deferred tax asset during the quarter ended June 30, 2011.

Nonperforming assets as a percentage of total assets were 6.47% as of September 30, 2011 compared with 6.50% as of September 30, 2010. The company’s reserve to nonperforming loans increased to 47.54% as of September 30, 2011 compared with 43.36% as of September 30, 2010, reflecting the company’s substantial reserving for loan losses.

The subsidiary bank remains well-capitalized. As of September 30, 2011, the Bank’s Tier One Leverage ratio was 9.28% and its Total Risk Based Capital ratio was 13.78%. These ratios are above the FDIC minimums for well-capitalized institutions.  The company’s tangible book value per share was $6.80 at September 30, 2011.

“Southcoast Community Bank’s strong capital position has enabled it to adequately reserve for loan losses while maintaining capital ratios well in excess of regulatory well capitalized minimums,” said L. Wayne Pearson, President and CEO. “Our conservative approach to balance sheet management reflects our commitment to addressing problem loans and reducing longer-term concerns about asset quality.”

“We have carefully managed operational expenses and significantly reduced interest expense year-over-year, which contributed to an improvement in our net interest margin despite a low interest rate environment. Year-over-year net interest income, before reserving for loan losses, was up in the first nine months of 2011 compared with the nine months of 2010 and relatively stable in third quarter 2011 compared with third quarter 2010.”

The company’s net interest margin increased to 2.89% for the quarter ended September 30, 2011 compared with 2.77% for the quarter ended September 30, 2010. The Bank has been able to achieve this margin increase while sharply reducing its use of wholesale and brokered deposits during this period.

“Since the beginning of 2011, we have grown noninterest bearing deposits while reducing wholesale and brokered deposits by more than half,” noted Pearson. “We believe the bank remains well-positioned to pursue opportunities to build customer relationships and pursue high-quality core deposit opportunities.”

Net interest income in the third quarter of 2011 before loan loss provision totaled $2.81 million compared with $2.90 million in the third quarter of 2010 and $9.38 million compared with $8.81 million in the first nine months of 2011 and 2010. Noninterest income was $524,000 compared with $1.16 million in the third quarter of 2011 and 2010, respectively, and $2.18 million compared with $3.84 million in the first nine months of 2011 and 2010, respectively. Noninterest expenses increased compared with 2010 third quarter and nine month totals, primarily related to writedowns on bank owned real estate assets.

Total deposits at September 30, 2011 were $330.28 million compared with $344.60 million at December 31, 2010. Net loans were $315.51 million at September 30, 2011 compared with $326.94 at December 31, 2010.

“We continue to actively pursue deposits and loans, identify new customers and banking relationships, and support our customers with outstanding services and financial products”, noted Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

Safe Harbor Statement

Statements in this news release which express “belief,” “intention,” “expectation,” “anticipate,” "strategy,” “vision” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of Southcoast Financial’s management, as well as assumptions made by, and information currently available to, such management.  Any forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Some of the information in this presentation is derived from third party sources that we believe to be reliable, but we make no guarantees that such information is correct. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements. Please refer to the company’s filings with the Securities and Exchange Commission for additional information about historical performance and risk factors. Undue reliance should not be placed on the forward-looking statements. Southcoast does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Southcoast Financial Corporation
Contact: William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	September 2011	September 2010
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$2,812	$2,898
Provision for loan losses	2,980	325
Noninterest income	524	1,160
Noninterest expenses	3,741	3,305
Net income (loss)	$(2,971)	$336

PER SHARE DATA
Net income (loss) per share
Basic	$(0.56)	$0.07
Diluted	$(0.56)	$0.07

BALANCE SHEET DATA
Total assets	$444,414	$475,986
Total deposits	330,279	342,858
Total loans (net)	315,514	326,969
Investment securities	66,143	79,099
Other borrowings	64,359	71,754
Junior subordinated debentures	10,310	10,310
Shareholders' equity	35,902	47,888

Average shares outstanding
Basic	5,290,429	5,081,254
Diluted	5,290,429	5,081,254

Book value per share	$6.80	$9.14

Key ratios
Non-performing assets to assets^	6.47%	6.50%
Reserve to loans	3.22%	2.90%
Reserve to nonperforming loans	47.54%	43.36%
Net interest margin*	2.89%	2.77%

* Ratios for three months are annualized.
^ Includes nonaccrual loans, loans 90 days past due and still accruing interest, and other real estate owned.

	Southcoast Financial Corporation
	Consolidated Balance Sheets

	September 30	December 31
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$18,214	$20,062
Investments	66,143	76,412
Loans held for sale	220	417
Loans	326,025	336,449
Less: Allowance for loan losses	10,511	9,513

Net loans	315,514	326,936
Fixed assets	21,909	22,447
Other assets	22,414	32,052

Total Assets	$444,414	$478,326

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$33,109	$28,855
Interest bearing	297,170	315,747

Total deposits	330,279	344,602
Other borrowings	64,359	72,963
Other liabilities	3,564	4,673
Junior subordinated debentures	10,310	10,310

Total liabilities	408,512	432,548

Shareholders' Equity
Common Stock	54,353	54,258
Retained Deficit and Accumulated Other Comprehensive Loss	(18,451)	(8,480)
		-
Total shareholders' equity	35,902	45,778

Total Liabilities and
Shareholders' equity	$444,414	$478,326

	Southcoast Financial Corporation Consolidated Income Statements (Dollars in thousands, except earnings per share)

	Nine Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$12,983	$14,271	$4,018	$4,721
Interest on investments	1,552	1,926	455	529
Interest on Fed funds sold	26	41	8	18

Total interest income	14,561	16,238	4,481	5,268

Interest expense	5,181	7,425	1,669	2,370

Net interest income	9,380	8,813	2,812	2,898
Provision for loan losses	6,623	2,125	2,980	325

Net interest income after provision	2,757	6,688	(168)	2,573

Noninterest income	2,179	3,837	524	1,160

Total operating income	4,936	10,525	356	3,733

Noninterest expense
Salaries and benefits	5,044	4,957	1,665	1,636
Occupancy and equipment	2,094	2,137	696	698
Other expenses	5,079	2,023	1,380	971

Total noninterest expense	12,217	9,117	3,741	3,305

Income (Loss) before taxes	(7,281)	1,408	(3,385)	428

Income tax expense (benefit)	4,397	330	(414)	92

Net income (loss)	$(11,678)	$1,078	$(2,971)	$336

Basic net income (loss) per share	$(2.21)	$0.21	$(0.56)	$0.07

Diluted net income (loss) per share	$(2.21)	$0.21	$(0.56)	$0.07

Average number of shares
Basic	5,280,533	5,033,544	5,290,429	5,081,254
Diluted	5,280,533	5,033,544	5,290,429	5,081,254